Exhibit 35.6

Corporate Trust Services 9062 Old Annapolis Road Columbia, Maryland 21045

Citibank N.A.

17g-5 Information Provider

ratingagencynotice@citi.com

RE: Annual Statement as to Compliance

The undersigned, a duly authorized officer of Wells Fargo Bank, N.A. (“Wells Fargo”), as Securities Administrator and Paying Agent1, hereby certifies as follows as of and for the year ending December 31, 2013 (the “Reporting Period”):

(a) a review of Wells Fargo’s activities during the Reporting Period and of its performance under the applicable servicing agreement listed on Schedule A hereto (the “Servicing Agreement”) has been made under my supervision; and

(b) to the best of my knowledge, based on such review, Wells Fargo has fulfilled all of its obligations under the Servicing Agreement in all material respects throughout the Reporting Period, except as described on Schedule B hereto.

February 27, 2014

/s/ Kristen Ann Cronin
Kristen Ann Cronin Vice President Wells Fargo Bank, N.A.

[1]	Effective January 1, 2014, Wells Fargo resigned as Securities Administrator and Paying Agent, and Citibank N.A. was appointed as successor Securities Administrator and successor Paying Agent. See the Form 8-K filed on January 6, 2014 for additional information.

Wells Fargo Bank, N.A.

Schedule A

Pooling and Servicing Agreement dated as of September 1, 2011, for Sequoia Mortgage Trust 2011-2, by and among Sequoia Residential Funding, Inc., as Depositor, Wells Fargo Bank, N.A. as Master Servicer and Securities Administrator, and U.S. Bank National Association, as Trustee.2

[2]	The Pooling and Servicing Agreement was amended and restated effective January 1, 2014 to reflect the resignation of Wells Fargo as the Securities Administrator and Paying Agent (among other roles). See the Form 8-K filed on January 6, 2014 for additional information.

Schedule B

None

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